SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20005



                          FORM 8-K

                       CURRENT REPORT



             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934


              Date of Report - December 8, 1999
              (Date of earliest event reported)


                      Questar Gas Company
     (Exact name of registrant as specified in charter)



     STATE OF UTAH             1-935            87-0407509
(State or other juris-      (Commission      (I.R.S. Employer
diction of incorporation     File No.)      Identification No.)
  or organization)




180 East 100 South Street, P.O. Box 45360, Salt Lake City, Utah  84145-0360
          (Address of principal executive offices)


Registrant's telephone number, including area code (801) 324-5555






                                          FORM 8-K
                                       CURRENT REPORT

Item 5.  Other Events.

       The Public Service Commission of Utah (PSCU) has denied Questar Gas Company's (Questar Gas or the Company) request to recover in the Company's semiannual pass-through rate filing the cost of removing CO2 from gas processed at a new plant near Price, Utah. Some of the natural gas Questar Gas delivers to its customers must be processed to remove CO2, ensuring a natural gas composition that can operate safely and efficiently in customers' appliances.

       The required gas processing has been estimated to cost $7.5 to $8.5 million annually. The commission's decision forces the Company to reverse about $1.9 million of pre-tax income in the fourth quarter of 1999, which the Company previously anticipated recovering through its semiannual pass-through rate filings. The Company will also incur an additional $600,000 to $700,000 in monthly operating expenses going forward.

       In denying the Company's request, the commission provided guidance for the Company to seek recovery of future CO2-removal costs through other rate-making procedures.

       "We disagree and are extremely disappointed with the commission's decision," said D. N. "Nick" Rose, Questar Gas president and CEO. "We believe the fair way to pay for this processing, which is required for safe natural gas supplies for our customers, is through a pass-through rate proceeding."

       Unlike Utah, the Public Service Commission of Wyoming (PSCW) staff has recommended immediate cost coverage for Wyoming's share of these costs.

       According to Rose, the Company will ask for a rehearing. For ongoing costs, the Company will explore other cost-recovery options including filing a general rate case as the PSCU suggested its order.

       Questar Gas Company is a wholly-owned subsidiary of Questar Corporation (Questar). Questar is a Salt Lake City-based integrated energy resources and services company with $2.2 billion in assets.

Item 7.  Financial Statements and Exhibits.

       (c)    Exhibits.

       Exhibit No.   Exhibit

          99.        Press release issued by Questar Gas Company on December
7, 1999.
                                         SIGNATURES
       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
                                          QUESTAR GAS COMPANY
                                              (Registrant)



December 7, 1999                          By /s/D. N. Rose
   (Date)                                    D. N. Rose
                                             President and
                                             Chief Executive Officer